Exhibit 10.20

THIS AGREEMENT is made on 5 August 2024

BETWEEN:-

SUNION MANUFACTURING LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at Unit 02, 23/F., Global Gateway Tower, 63 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong (the “SUN” or “Customer”); AND

BOXASONE LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at Unit C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Hong Kong (the “BAO” or “Vendor”).

WHEREAS:

Customer agrees to engage BAO and BAO agrees to provide to Customer the services as described in Schedule 1 (the “Services”), subject to the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless explicitly stated as otherwise, the expressions listed below shall have the following meanings:

(a)	“Fees” means the fees as specified in Schedule 1 payable by Customer from time to time to BAO for provision of the Services;

(b)	“HKIAC” is as defined in Clause 17.2;

(c)	“Services” means the services as detailed in Schedule 1; and

(d)	“Term” means the term as specified in Schedule 1;

1.2	Where the context permits, words in the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3	The headings to the provisions of this Agreement are for ease of reference only and shall not affect the interpretation or construction of them.

1.4	References to clauses, schedules and annexes are, unless otherwise stated, to clauses, schedules and annexes of and to this Agreement which together form an integral part of this Agreement.

2.	PROVISION OF SERVICES

2.1	In consideration of Customer paying the Fees to BAO in the manner described in Clause 3, BAO agrees to provide the Services to Customer subject to the terms and conditions herein and in Schedule 1.

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2.2	Customer and BAO shall cooperate in good faith in all matters relating to the provision of Services including but not limited to obtaining all consents, licences or approvals necessary for BAO to fulfil its obligations hereunder.

2.3	Customer shall respect independent performance of the Services by BAO and shall communicate with BAO for any suggestions and BAO may assign, subcontract or delegate any rights, duties, obligations or liabilities under this Agreement to any third parties with the consent of Customer.

2.4	BAO shall be entitled to deploy resources of all forms or manners as necessary for the performance of the Services under this Agreement. Customer is required to provide all necessary actions and assistance, including but not limited to furnishing documents, preparing & signing agreements & documents, providing confirmation, acceptance & endorsement of all relevant matters, to be performed and completed by Customer within a reasonable period of time as requested by BAO for BAO to fulfil its obligations under this Agreement.

2.5	BAO shall perform system integration in accordance to the specifications in Schedule 2 and to enable the network connectivity and interoperability between the system and the server.

2.6	The deployment of the System shall be subjected to the satisfaction of the Testing and Commissioning procedures as reasonably required by Customer. Commissioning tests shall be performed to assess the overall functionality of the system as per the standards and design specifications. Each components of the System must be individually tested to ensure that it install correctly. Any comments regarding abnormal operation to failed tests shall be recorded in the comments section of the commissioning schedule.

2.7	As soon as reasonably possible after the satisfactory completion of the Testing and Commissioning, Customer shall provide a written notification to certify that the platform has passed the Testing and Commissioning.

3.	PAYMENT

3.1	Customer shall pay the Fees to BAO for provision of the Services in the manner set out in Schedule 1. BAO shall not be responsible for all unforeseeable costs, tax, charges, and expenses incurred for and in connection with the provision of the Services by BAO except as expressly provided otherwise in this Agreement or approved in advance in writing by BAO.

3.2	All payment shall be made within thirty (30) days from the date of invoices issued by BAO to Customer.

3.3	Any delay in payment shall entitle BAO for the costs and expenses incurred in connection with the collection of overdue payments, whether made in or out of court, without prejudice to any rights or remedies legally available to BAO.

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4.	TERMINATION

4.1	This Agreement shall terminate upon the expiry of the Term specified in Schedule 1 unless extended by mutual agreement by the parties in writing or terminated earlier pursuant to the terms of this Agreement.

4.2	This Agreement may be terminated by either party with a 90 days’ notice without cause.

4.3	The expiration or termination of this Agreement for whatever cause shall be without prejudice to any pre-existing and/or accrued rights and obligations of the parties hereunder.

4.4	Clauses 5, 6, 7, 11, 12, 13, 14 and 17 and those terms which by their nature should survive termination shall continue to apply after expiration or termination of this Agreement for whatever reason.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each party represents and warrants that it has the authority necessary to enter into this Agreement and to do all things necessary to procure the fulfilment of its obligations in terms of this Agreement.

5.2	BAO represents, warrants and undertakes that the services will be duly performed and completed in a diligent, professional and business-like manner.

6.	LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY, FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, OR FOR ANY LOSS OF REVENUE, DATA, OR PROFITS, AND INDEPENDENT OF ANY FAILURE OF ESSENTIAL PURPOSE OF THE WARRANTIES AND REMEDIES PROVIDED HEREUNDER. THIS LIMITATION OF LIABILITY WILL APPLY WHETHER OR NOT THE OTHER PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	CONFIDENTIALITY

7.1	The parties agree to keep and procure to be kept secret and confidential any and all written and/or oral information of any kind relating to the terms of this Agreement and the business of the other party obtained from the other party pursuant to this Agreement or prior to it and to disclose the same only to those of its employees or contractors directly involved with the services and only to the extent necessary for each of them to perform his duties under this Agreement. The parties shall impose the above obligation on these persons.

7.2	The foregoing obligations shall not apply, however, to any part of such information which:

a)	was already in the public domain or which becomes so through no fault of the receiving party;

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b)	was already known to the receiving party prior to receipt thereof; or

c)	was disclosed to the receiving party by a third party owing no duty of confidentiality towards the disclosing party in respect thereof.

7.3	Subject to the provisions in Clause 7.2 above, these obligations of confidentiality shall survive the expiration or termination of this Agreement.

8.	GENERAL PROVISIONS RELATING TO THE SYSTEM

8.1	Customer acknowledges that the intellectual property rights in all the specifications, source codes, computer programmes, materials and other documentation supplied by BAO to the Customer in any way connected with the System is vested in BAO and, upon the expiry or termination of this Agreement, Customer shall return to BAO all such specifications, source codes, computer programmes, materials and documentation and any copies thereof.

9.	ASSIGNMENT

9.1	Neither party shall assign or otherwise transfer its interest in this Agreement or its rights and obligations hereunder whether in whole or in part without the prior written consent of the other, except in circumstances of corporate succession by merger, consolidation, or other corporate reorganisation in relation to either party’s business.

10.	ENTIRE AGREEMENT

10.1	The parties hereto declare that this Agreement comprises the complete and exclusive agreement between them which supersedes all previous understandings, negotiations and proposals, whether oral or in writing. In case of any inconsistency, conflict with or ambiguity of any terms and conditions which are incorporated by reference, the terms and conditions of this Agreement shall prevail.

10.2	Save as expressly provided, no alteration, modification, amendment, waiver, consent or discharge shall be binding upon either party unless in writing and signed by both parties.

11.	NOTICES

11.1	Any notice required to be given under this Agreement shall be in writing and shall be sent to the address of the party as specified in this Agreement or such other address as that party shall designate by notice given in accordance with the provisions of this Clause from time to time. Any such notice shall be delivered by hand or by registered prepaid post and shall be deemed to have been served if delivered by hand upon signed receipt by the appointed representative of either party for the time being or if by post 48 hours after the day of posting.

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12.	LEGAL RELATIONSHIP

12.1	Nothing herein shall create or imply any employment, principal-agent, joint venture or partnership relationship between Customer on the one hand, and BAO on the other.

12.2	Either party acknowledges that it is not part of the other party’s organisation and shall have no authority to commit or to bind the other party in any way in connection with the business, affairs or otherwise of the other party.

13.	SEVERABILITY

13.1	In the event that any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

14.	WAIVER

14.1	No failure or delay on the part of any party to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by a party of any right, power or remedy. The rights, powers and remedies provided herein are cumulative and are not exclusive of any rights, powers or remedies at law.

15.	Force Majeure

15.1	Neither party shall be liable for any delays or failures attributable to its being affected by an Event of Force Majeure, but the party so affected shall use best endeavours to resume performance as quickly as possible and shall promptly give the other party full particulars of the failure or delay and consult with the other party concerning the failure or delay from time to time as appropriate. If any such delay or failure on the part of the BAO continues for a period of three (3) months, Customer shall be entitled to terminate this Agreement and/or any services provided under this Agreement immediately on giving written notice to BAO.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

16.1	The parties do not intend any term of this Agreement to be enforceable by any person who is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap 623), and the parties agree that this Agreement shall be excluded from the application of the Contracts (Rights of Third Parties) Ordinance (Cap 623).

17.	APPLICABLE LAW AND DISPUTE RESOLUTION

17.1	This Agreement shall be governed by, construed and enforced in accordance with the laws of Hong Kong SAR and the parties hereto agree to be subject to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

17.2	Notwithstanding Clause 17.1, a complaining party shall have the option to refer any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof, to arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) with three (3) arbitrators in accordance with the HKIAC Rules in force. Each party shall select one (1) arbitrator and the two (2) arbitrators shall select the third neutral arbitrator who shall be the Chairman of the arbitration panel. The language to be used in the arbitral proceedings shall be English.

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IN WITNESS WHEREOF this Agreement has been executed in accordance with the constitution of the respective party on the day and year first above written.

SIGNED BY	)
FOR AND ON BEHALF OF	)
SUNION MANUFACTURING LIMITED	)
in the presence of:-)
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SIGNED BY	)
FOR AND ON BEHALF OF	)
BOXASONE LIMITED	)
in the presence of:-)
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SCHEDULE 1

Part 1 - The Services

BAO shall provide the following services to SUN for the Smart Sales & Logistics System:

Setup and Consultation include:

1.	Sales management
2.	Pick-up & delivery logistic management
3.	contact management
4.	productivity management
5.	customer relationships management
6.	spanning marketing
7.	sales and customer service interactions
8.	Augmented Analytics as a Service

The Scope of Service is stated in SCHEDULE 2.

Part 2 – Term, Fees and Timeline

1.	Term:	From date of this Agreement to 4 August 2025 (both days inclusive) (the “Initial Term”) unless terminated early pursuant to the terms and conditions of this Agreement.

2.	Fees:	SUN shall HK$5,000,000 for the setup and consultation for the Smart Sales & Logistics System and HK$500,000 for the after-sales support services. SUN shall pay BAO according to the following payment terms:

Set Up & Consultation (Phase 1 – 25 Sales Locations)

		: at ordering	HK$1,000,000
		: upon service completion	HK$1,750,000

Set Up & Consultation (Phase 2 – 25 Sales Locations)

		: at ordering	HK$1,000,000
		: upon service completion	HK$1,750,000

SCHEDULE 2

Scope of Service

1. Project Management

- Within 30 days from the signing date of this contract, complete the Archiving design, data collection, on-site investigation and plan formulation of this project.

- Within 90 days from the signing date of this contract, complete the system configuration and the online application system module, and carry out the initial inspection of the project. - After the initial inspection is passed, it will enter the system trial operation stage.

- Within 90 days from the signing date of this contract, that is, 90 days after trial operation, the final inspection will be carried out, and the final delivery will be done after the final inspection is passed.

- If the Vendor is unable to complete the work on time due to the reasons of customer, after Customer’s confirmation, the work period of the Vendor can be extended accordingly.

2. On-site Training

Training time and place

- The Vendor shall provide Customer with no less than 1 days of technical training at the location of Customer, and the specific training time shall be determined through consultation between the two parties.

- Customer shall provide the Vendor with a list of personnel participating in the training within 5 days before the training day.

- Training costs have been included in the total contract price. The specific training method is negotiated and decided by both parties, but the Vendor must ensure that the training quality can achieve the following training objectives:

(1) System and visualization system maintenance and management.

(2) Use and management of platform and hardware application systems.

(3) Master other knowledge and information related to this contract project.

3. After sales support (1 year)

- Consultation and Assessment

- Remote support Services

- Email Support, Auto-provision and Invoice Management

- 7 x24 telephone support

- The average time to respond customer after support request made over a calendar month. - First response call – 30 minutes , Second follow up call – 30 minutes after first response call

Value-Added Service

* Excessive analog line and every digital circuit (e.g., IDAP T1, DDN, MetroEthernet etc.) to the rack will be subject to additional charges.